FIELDPOINT PETROLEUM ANNOUNCES EXPLORATION PROJECT

PLAN INCLUDES DRILLING UP TO 12 HORIZONTAL WELLS IN 2014

AUSTIN, TX – (PRNEWSWIRE) – November 27, 2013 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced that it has entered into a Joint Exploration Agreement with Riley Exploration Group of Blanchard, OK.   Under the terms of the agreement, the companies plan to pool their interests within geographical boundaries of the Serbin Field located in Lee and Bastrop Counties, Texas (the Area of Mutual Interest, or AMI), and to drill up to 12 horizontal wells in 2014.  The companies will share expenses and revenues on a pro rata basis determined by the contributed lease acreage owned by each company.  This will result in FieldPoint owning an approximate 25% interest, and Riley owning the remaining approximate 75% interest.

Roger Bryant, Executive Chairman for FieldPoint, stated “We are obviously very excited to be able to bring this news to our shareholders.  The Serbin Field is where our founder, Ray Reaves, acquired his first leases that ultimately led to the forming of this company.  It is only fitting that this be the site of FieldPoint’s largest project to date.   We are very anxious to get underway in January.”

The Joint Exploration Agreement calls for the relationship between the companies to be exclusive within the AMI for a period of five years.  Plans also include a revitalization of the existing vertical wells, which could result in significant increases in production.  The total number of horizontal wells to be drilled over the life of the agreement is yet to be determined.

FieldPoint’s CFO/COO, Phillip Roberson, added, “Riley has a great management team and track record, along with a highly skilled and experienced staff.  We have developed a lot of confidence, and trust, in them as we have worked through the details of this agreement over the past several months.  We all believe that this project could contribute significantly to our main objective, which is building shareholder value.”

About FieldPoint Petroleum Corp.    www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

About Riley Exploration Group      http://rileyexplorationgroup.com

Riley Exploration Group is a privately held company engaged in the acquisition, exploration and production of crude oil, natural gas and natural gas liquids primarily in Texas, Louisiana and Oklahoma. Riley has offices in Blanchard, Oklahoma, Austin, Texas, and La Grange Texas.  Riley Exploration Group and its affiliates have drilled and completed over 50 horizontal wells and have produced more than 2 million barrels of oil since 2009.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, COO/CFO (512) 250-8692 or fppc@ix.netcom.com